Exhibit 99.1

ChineseInvestors.com, Inc. Expands its Physical Presence with the Announcement of its New Sales Office Location in Richmond, British

Columbia, Canada – Offering Its Innovative Financial Subscription and

Educational Services to Chinese Globally

Richmond, British Columbia (September 17, 2018) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or “the Company”), the premier financial information website for Chinese-speaking investors, today announces the opening of its new sales and support office in Richmond, British Columbia. The Company’s new office, located at 5811 Cooney Road, Suite 305, South Tower, Richmond, BC V6X3M1, is in the heart of Richmond’s busy financial district in the Pacific Business Centre, a prime location in close proximity to major Canadian banks, SkyTrain stations, shopping plazas, and the neighboring Service Canada Centre.

Wryan Colin Chan has been appointed the Sales and Operations Manager in charge of the Company’s Western Canadian office. Mr. Chan comes to ChineseInvestors.com, Inc. from Shaw Communications, a major telecommunications company located in Western Canada, where he served as customer solutions specialist. Prior to that, Mr. Chan worked in sales in Canada at Westcoast Direct and the Yellow Pages Group. The Company’s sales and support staff at the Richmond Office will be responsible for marketing and providing customer support services for the Company’s popular subscription, online education and on-site educations services covering the United States financial markets and the cryptocurrency sector.

“With ChineseInvestors.com, Inc.’s long history of delivering quality, innovative subscription and educational services to Chinese globally, we are pleased to announce the Company’s expansion of its physical presence to British Columbia,” says Warren Wang, ChineseInvestors.com, Inc.’s CEO. “With 54% of Richmond, British Columbia’s population representing individuals of Chinese ethnicity, we are in the optimal Canadian location to serve our target market.” Wang added.

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products.

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1.214.636.2548

Corporate Communications:

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New York, New York
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